UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of report (Date of earliest event reported): May 6, 1998



                              KENETECH CORPORATION
             (Exact Name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                  33-53132                                       94-3009803
         (Commission File Number)                             (I.R.S. Employer
                                                             Identification No.)


             500 Sansome Street, Suite 300
             San Francisco, California  94111                              94111
         (Address of principal executive offices)                     (Zip Code)


                                 (415) 398-3825
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

               Pursuant to the terms and conditions of the Restated Certificate of Incorporation, as amended (the "Restated Certificate"), of the Registrant and the Deposit Agreement, dated as of May 5, 1994 (the "Deposit Agreement"), among the Registrant, Chemical Trust Company of California, a California trust company (predecessor of ChaseMellon Shareholder Services, L.L.C.), and the holders from time to time of the depositary receipts described in the Deposit Agreement (the "Depositary Receipts") in respect of the Preferred Redeemable Increased Dividend Equity Securities, 8-1/4% PRIDES, Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock") of the Registrant, each outstanding share of the Preferred Stock will, on May 14, 1998 (the "Mandatory Conversion Date"), mandatorily convert into (i) 50 shares of the Registrant's authorized common stock, par value $0.0001 per share ("Common Stock"), and (ii) the right to receive, from and after the Mandatory Conversion Date, cash in an amount equal to all accrued and unpaid dividends on such share of Preferred Stock to and including the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends on the Preferred Stock.

               Ownership of the Preferred Stock is held in the form of depositary shares (the "Depositary Shares") with each Depositary Share representing one-fiftieth of a share of the Preferred Stock. In accordance with the Restated Certificate and the Deposit Agreement, the Depositary Shares will be exchanged for shares of Common Stock (and the right to receive cash for any accrued and unpaid dividends payable on such shares) at a rate per Depositary Share equal to one-fiftieth of the number of shares of Common Stock (and the right to receive one-fiftieth of any accrued and unpaid dividends) exchanged for each share of the Preferred Stock.

               Dividends on the Preferred Stock and Depositary Shares will cease to accrue from and after the Mandatory Conversion Date. The Preferred Stock and Depositary Shares will cease to be outstanding from and after the Mandatory Conversion Date, and all rights with respect thereto will cease and terminate, except the right of holders of record of Depositary Receipts to receive shares of Common Stock and evidence of the right to receive cash in an amount equal to all accrued and unpaid dividends on the Preferred Stock, to and including the Mandatory Conversion Date, without interest, if and when declared by the Board of Directors of the Registrant out of funds legally available therefor.

               Annexed  hereto  as  Exhibits  99.1 and 99.2,  respectively,  and incorporated  herein  by  reference,  are a  Motion  for  a  Temporary
          Restraining Order (the "Motion") and Verified Complaint for Declaratory Judgment and Injunctive Relief (the "Complaint") that were filed on May 6, 1998, in the Court of Chancery of the State of Delaware In and For New Castle County, as Civil Action No. 16362-NC, by Quadrangle Offshore (Cayman) LLC, and Cerberus Partners, L.P. ("Plaintiffs").

               Plaintiffs  allege in the Motion and the Complaint  that they are beneficial owners of Preferred Stock. Pursuant to the terms and conditions of the Restated Certificate, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Registrant, the holders of outstanding shares of the Preferred Stock are entitled to receive the sum of $1,012.50 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends thereon, out of the assets of the Registrant available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock.

               For the reasons set forth in the Motion and the Compliant, Plaintiffs allege, among other things, that the Registrant is currently in liquidation, that Plaintiffs' rights to the Liquidation Preference are now fixed and attached, and may not be eliminated, altered or otherwise adversely affected and that if the conversion occurs, the Plaintiffs would be deprived of their fixed rights to the Liquidation Preference because any available funds that would otherwise have been distributed to the holders of the Preferred Stock would be distributed to the owners of Common Stock instead.

               Plaintiffs are seeking a temporary restraining order, pending the filing of a motion for a preliminary injunction, enjoining the Registrant from, among other things, mandatorily converting the Preferred Stock into Common Stock on the Mandatory Conversion Date and from taking any action to interfere with or otherwise impair Plaintiffs' alleged rights to receive the Liquidation Preference.

               The Company intends to oppose the Motion and to contest the action vigorously.


Item 7.  Financial Statements and Exhibits.

Exhibit
Number            Description

99.1              Motion For A Temporary Restraining Order

99.2 Verified Complaint For Declaratory Judgment and Injunctive Relief

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     KENETECH Corporation
                                                       (Registrant)


Date:   May 8, 1998                    By: ________________________________
                                           Mark D. Lerdal
                                           President and Chief Executive Officer

Exhibit Index

     The following Exhibits are hereby filed as a part of this Current Report on Form 8-K:

Exhibit                                                                     Page
Number   Description                                                      Number

99.1     Motion For A Temporary Restraining Order                              6

99.2     Verified Complaint For Declaratory Judgment and Injunctive Relief    15

                                EXHIBIT 99.1
                    MOTION FOR A TEMPORPARY RESTRAINING ORDER





                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY




QUADRANGLE OFFSHORE (CAYMAN) LLC                          }
and CERBERUS PARTNERS, L.P.,                              ) C.A. No. 16362 - NC
                                                          )
                      Plaintiffs,                         )
                                                          )
   - against -                                            )
                                                          )
KENETECH CORPORATION,                                     )
                                                          )
                      Defendant.                          }
                                                          )

                    MOTION FOR A TEMPORARY RESTRAINING ORDER

               Upon the accompanying Verified Complaint for Declaratory Judgment and Injunctive Relief of this date ("Verified Complaint") and all other accompanying papers submitted herewith, Plaintiffs Quadrangle Offshore (Cayman) LLC and Cerberus Partners, L.P., hereby move this Court, pursuant to Court of Chancery Rule 65, for a temporary restraining order, pending the Court's determination of a motion for a preliminary injunction soon to be filed by plaintiffs, enjoining any conversion of preferred stock of defendant Kenetech Corporation ("Kenetech") into common stock of Kenetech and enjoining Kenetech from taking any steps in connection with such a conversion. The grounds for this motion are as follows:

               1. The facts concerning this motion are set forth in full in the Verified Complaint. In brief summary:

               2. Plaintiffs are the beneficial owners of shares of the preferred stock of KENETECH Corporation ("Kenetech"). The Certificate of Designations, Preferences, Rights and Limitations pursuant to which the preferred stock was issued (the "Certificate of Designations") provides that "in the event" Kenetech is in liquidation, plaintiffs are entitled to receive the sum of $1,025 per share (the "Liquidation Preference") and any accrued and unpaid dividends with respect to those shares, out of the assets of the corporation available for distribution, before any distribution is made to the holders of Kenetech common stock.

               3. Kenetech patently is in liquidation. It has lost more than $350 million over the last three years. It is in default on its obligations to its senior secured noteholders. It has not paid dividends that have accrued on its preferred stock. It has stopped seeking any new business. It has sold and continues to sell off lines of business and other assets. Its principal subsidiary filed for bankruptcy in 1996 and has been selling its assets under the supervision of the bankruptcy court. Kenetech has pre-paid its severance obligation to its Chief Executive Officer. By the end of 1997, Kenetech had few revenue generating activities.

               4. This year, Kenetech plans to dispose of its construction subsidiary and to sell its interest in its last remaining active project. Kenetech's primary remaining asset is a 50 percent interest held by one of its subsidiaries in a joint venture that owns an energy project in Puerto Rico. This is the only project that Kenetech has in process. Kenetech is now attempting to sell its interest in the project. Indeed, it has recently retained an investment banker to help it sell its interest. It intends to use the proceeds of these sales to repay creditors. Kenetech has announced that, as part of or after the disposal of the Puerto Rico project interest, it (or its subsidiaries) will then likely file for bankruptcy protection.

               5. It is likely that the sale of these remaining assets will generate sufficient funds, after satisfying the creditors, to provide for the payment of all or part of the Liquidation Preference.

               6. Because Kenetech is in liquidation, plaintiffs' rights to the Liquidation Preference, which arise from their rights as preferred stockholders, are now fixed and attached, and may not be eliminated, altered or otherwise adversely affected.

               7. The Certificate of Designations, however, provides thaton May 14, 1998, the preferred stock is to be converted into shares of Kenetech common stock. If given effect, this conversion would deprive plaintiffs of their fixed rights to the Liquidation Preference, because any available funds that would otherwise have been distributed to the holders of preferred stock would be distributed to the owners of common stock instead.1/

               8. Plaintiffs have thus commenced this action to, among other things, obtain a declaration that Kenetech is liquidating and that plaintiffs' rights to the Liquidation Preference are now fixed. Because the conversion threatens to deprive plaintiffs of their rights to the Liquidation Preference, plaintiffs seek a temporary restraining order, pending the Court's determination of a preliminary injunction motion soon to be filed by plaintiffs, enjoining the conversion and enjoining Kenetech from taking any action to interfere with or otherwise impair plaintiffs' rights to receive the Liquidation Preference.

               9. To obtain a temporary restraining order, a plaintiff must demonstrate that: (1) it is threatened with irreparable harm if relief is not granted; (2) it has a colorable claim on the merits -- that is, a claim that is not frivolous or not truly litigable; and (3) the balance of the hardships favor the plaintiff. Stirling Investment Holdings, Inc. v. Glenoit Universal, Ltd., Del. Ch., C.A. No. 15529, slip op. at 3-4 Jacobs, V.C. (Feb. 12, 1997). All three of these elements are satisfied here.

               A. PLAINTIFFS WILL BE IRREPARABLY HARMED IN THE ABSENCE OF A TEMPORARY RESTRAINING ORDER.

               10. Because Kenetech is in liquidation, plaintiffs' rights to receive the Liquidation Preference, which arise from their ownership of preferred stock, is now fixed. However, the Certificate of Designations provides that on May 14, 1998 (the "Conversion Date"), the preferred stock is to be converted into shares of Kenetech common stock and the right to receive cash in an amount equal to all accrued and unpaid dividends on the preferred stock (the "Conversion"). Ex. A at Section 3(a). It further provides that, from and after the
          Conversion Date, shares of preferred stock shall cease to be outstanding.

               11. If the Conversion is not enjoined, plaintiffs will be irreparably injured. Because Kenetech is now in liquidation and plaintiffs' rights to receive the Liquidation Preference have fixed and attached, plaintiffs cannot be deprived of those rights, and the rights and attributes of the preferred stock cannot be altered. However, if before the actual payment of the Liquidation Preference takes place, the preferred stock is considered to have been converted into common stock, plaintiffs are at risk, notwithstanding their vested rights, that they may be deemed to have permanently forfeited their rights to receive the Liquidation Preference. Were that to occur, plaintiffs would forever be divested of approximately seven-eighths of the value of their Liquidation Preference, or up to approximately $14.4 million.

               12. In addition, a temporary restraining order is necessary to avoid the confusion and harm in the market that will arise if the preferred  stock  is  converted  and  several  million  shares  of new
          Kenetech common stock are issued. In the event that it is later determined herein that the Conversion was improper or that the common stock which resulted from the Conversion is entitled to the Liquidation Preference, the market will be unable to distinguish between shares of common stock with the rights to the Liquidation Preference and those without such rights. Trading in the common stock will thus be adversely affected. The only way to avoid the irreparable harm that will be caused by this market confusion is to grant the motion for a temporary restraining order.

                    B. PLAINTIFFS' CLAIM THAT KENETECH IS IN LIQUIDATION AND THAT PLAINTIFFS' RIGHTS TO THE LIQUIDATION PREFERENCE HAVE THEREFORE FIXED AND ATTACHED IS, AT A MINIMUM, COLORABLE.

               13. "The preferences and conversion rights of [preferred stock] are governed by the Certificate [of Designations]." Kaiser Aluminum Corporation v. Matheson, Del. Supr., 681 A.2d 392, 395 (1996). The Certificate of Designations at issue here provides, in relevant part, that "[i]n the event of any voluntary or involuntary liquidation," a holder of preferred stock is entitled to receive for each share, among other things, $1,025, out of the assets of Kenetech available for distribution to stockholders. Complaint, Ex. B at Section 9.2/

                    14. The Delaware Supreme Court has held that:

                    [t]he term "liquidation" as applied to a corporation, means the "winding up of the affairs of the corporation by getting in its assets, settling with creditors and debtors and apportioning the amount of profit and loss".

          Rothschild International Corporation v. Liggett Group, Inc., Del. Supr., 474 A.2d 133, 136 (1984) (citation omitted).

               15. As this definition indicates, "liquidation" is not an event which occurs at an instant in time, immediately before which there is no liquidation and immediately after which the liquidation is complete. Rather, it is a process that takes place over time. Compare Rendina v. Commissioner, 72 T.C.M. (CCH) 474 (1996) (that corporation continued some activities did not preclude finding under the Internal Revenue Code that company was already in liquidation, because liquidation may take place over "protracted time frames"). That Kenetech has not yet reached the final step of that process, i.e., the actual distribution of assets that have been collected during the process, does not vitiate the fact that it is currently in liquidation.

               Clearly, Kenetech is liquidating. It is no longer seeking business. It has sold most of its assets and is in the process of selling what remains. It plans to distribute the proceeds of its asset sales to meet its obligations, including satisfying its creditors. And it (or its subsidiaries) then plan to file for bankruptcy. Complaint Paragraphs 13-26. Thus plaintiffs have a strong claim that a "liquidation" of Kenetech is occurring and that plaintiffs' rights to the Liquidation Preference are now fixed.3/ These rights cannot be taken from them simply because the process has not yet reached the point at which Kenetech is in a position to make a distribution to its preferred stockholders.

               16. Further, a conversion of the preferred stock into common stock during a liquidation would be inconsistent with the essential and defining term of the contract establishing the preferred stock, as it would deprive preferred stockholders of the Liquidation Preference exactly when Kenetech is liquidating. The quintessential nature of a preferred stock is precisely that, should the company in fact fail, the preferred stock interest will hold a preferential position vis-a-vis the common stock interest. To convert preferred stock to common stock during a liquidation would eradicate the distinction between preferred and common stock just when it has its greatest significance, and would contravene the very nature of preferred stock.

                  C.  THE BALANCE OF THE HARDSHIP WEIGHS IN
               PLAINTIFFS' FAVOR.

               17. As explained above in Point A, plaintiffs and the market are threatened with irreparable harm if the Conversion takes place. On the other hand, a temporary restraining order would not cause injury to any party. No distribution on account of Kenetech's liquidation is likely to be made in the immediate future. Thus, a temporary postponement of the Conversion will have no impact on the interests of anyone other than the owners of the preferred stock.

               18. For the foregoing reasons, plaintiffs' motion should be granted, and a temporary restraining order, pending the Court's determination of plaintiffs' soon to be filed motion for a preliminary injunction, should be granted:

               (A) enjoining the Conversion;

               (B) postponing the Conversion Date;

               (C) enjoining Kenetech from reflecting on its records that the preferred stock is no longer outstanding;

               (D) enjoining Kenetech from accepting for surrender any certificates representing shares of the preferred stock and from issuing any certificates representing shares of common stock in connection with the Conversion;

               (E) enjoining Kenetech from taking any other steps in connection with the Conversion; and

               (F) enjoining Kenetech from taking any other steps that eliminate, alter or otherwise adversely affect the rights of holders of the preferred stock to receive the Liquidation Preference, as and when assets of Kenetech are distributed to its stockholders.

                                                MORRIS, NICHOLS, ARSHT & TUNNELL




                                                ________________________________
                                                Alan J. Stone
                                                David J. Teklits
                                                1201 N. Market Street
                                                Wilmington, DE  19899
                                                (302) 658-9200
                                                Attorneys for Plaintiffs

OF COUNSEL:
KRONISH, LIEB, WEINER & HELLMAN LLP
1114 Avenue of the Americas
New York, New York  10036
(212) 479-6000

May 6, 1998

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY




QUADRANGLE OFFSHORE(CAYMAN)LLC    }
and                               )
CERBERUS PARTNERS, L.P.,          )           Civil Action
                                  )           No.  ____________
                                  )
Plaintiffs,                       )
                                  )
                                  )
     -                            )
against                           )
     -                            )
                                  )
                                  )
                                  )
KENETECH                          )
CORPORATION,                      )
                                  )
                                  )
                                  )
Defendant.                        )




                                      ORDER

          Plaintiffs having filed a motion for a temporary restraining order, and the Court having found good cause therefore;

               IT IS HEREBY ORDERED this ____ day of May, 1998, that:

               1. Plaintiffs' motion for a temporary restraining order is granted.

               2. Pending a decision by the Court on plaintiffs' application for preliminary injunctive relief, defendant Kenetech Corporation, and its counsel, agents, employees and all persons acting under, in concert with, or for them, are restrained from converting preferred shares of Kenetech to common shares; from taking any steps in connection with such a conversion; from reflecting on the records of Kenetech that the preferred stock is no longer outstanding; from accepting for surrender any certificates representing shares of preferred stock and from issuing any certificates representing shares of common stock in connection with such conversion; and from taking any other steps that eliminate, alter, or otherwise adversely affect the rights of holders of the preferred stock, including the right to the liquidation preference.

               3. Plaintiffs shall file a bond in the amount of $_____________, in a form satisfactory to the Court, in cash or with surety on or before __________________________.



                                                      __________________________
                                                             Chancellor

--------

1/ Notably, in December, 1977, the Chief Executive Officer of Kenetech acquired 35 percent of the outstanding common stock of Kenetech, for $1,000. Thus, an elimination of the preferred stock Liquidation Preference would provide Kenetech's principal officer with a substantial windfall.

2/ Because Kenetech drafted the Certificate of Designations, any ambiguities or doubts as to the construction of the Certificate, including the provision governing the Liquidation Preference and the relationship of that provision to the provision for the Conversion, must be construed against Kenetech and in favor of plaintiffs. See Kaiser, 681 A.2d at 395.

3/ Kenetech cannot find support for a contrary conclusion in the last sentence of Section 9 of the Certificate of Designations, which provides that "[a] consolidation or merger of the Corporation. . . or a sale, lease or exchange of all or substantially all of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation." Complaint Ex. B at 15. This simply means that the sale of assets -- by itself, where there are no other indicia of liquidation, and where the company is not winding up its affairs but instead looking to invest the sales proceeds in another business -- will not trigger the Liquidation Preference. Compare Treves v. Menzies, Del. Ch., 142 A.2d 520 (1958) (no Liquidation so as to trigger preference rights where assets were sold to purchase another business). Here, however, Kenetech is not simply selling assets as a step to further business activity but is settling up its affairs and going out of business.

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



STIRLING INVESTMENT HOLDINGS, INC.,

                      Plaintiff,
                                                                  CASE NO. 15529
         v.

GLENOIT UNIVERSAL, LTD., a Delaware Corporation

                      Defendant.

-------------------------------------------------------------------

                          MEMORANDUM OPINION AND ORDER

     The plaintiff filed this action and concurrently therewith a motion for a temporary restraining order, together with supporting documents, at approximately 4:00 p.m. on Monday, February 10, 1997. The defendants submitted a responsive brief and supporting documents in opposition to the motion at approximately 9:30 p.m. that same evening. The motion was heard at 9:30 a.m. on the following day, Tuesday, February 11, 1997. This is the Opinion of the Court on the motion for a temporary restraining order. Because of the confidential nature of the subject matter at issue, the briefs and supporting documents have been filed under seal, and because of the constraints of time, the Court's discussion of the facts and issues is abbreviated.

                                       I.

     Stirling Investment Holdings, Inc. ("Stirling") seeks an order temporarily restraining the defendant, Glenoit Universal, Ltd. ("Glenoit"), from disclosing any terms of a certain agreement (the "Agreement") between Stirling and Glenoit. The dispute arises in the following context: Glenoit currently plans to issue $100 million of bonds in a private placement offering, and then to register the bonds with the United States Securities and Exchange Commission for public resale. It is undisputed that those bond transactions, if consummated, would require the disclosure of certain terms of the Agreement. If the pending motion is granted, those transactions would be temporarily halted.

     Stirling's motion rests upon its claim that the Agreement contractually requires Glenoit to obtain Stirling's written permission before it may make any disclosures of its terms -- permission that Stirling thus far has refused to grant. Stirling contends that unless this Court grants temporary relief protecting its contractual right to "veto" any action by Glenoit that otherwise would result in those prohibited disclosures, it will suffer irreparable harm. Stirling's claimed veto right is based upon Section 8.7 of the Agreement, which provides:


               8.7 Confidentiality. The parties hereto agree to keep confidential this Agreement, the terms hereof and the transactions contemplated herein, except that the Company may (i) make this Agreement available to any of its financing sources and their prospective syndicate members in connection with the
               Recapitalization and (ii) make public announcements, including press releases, related to this Agreement or the transactions contemplated herein, or other related announcements to the employees, customers or suppliers of the Company and its Subsidiaries with the prior written approval of the Stockholder. Nothing in this Section 8.7 shall prevent any person from complying with any applicable laws or regulations or with the requirements of any legal or regulatory proceedings or Governmental Body. (emphasis added)

          Glenoit concedes that except for the final  (underscored)  sentence of
     Section 8.7, it would be contractually obligated to obtain Stirling's permission before it could make the proposed disclosures in the bond offering. Glenoit's position, however, is that Section 8.7 unambiguously entitles it to make those disclosures without first obtaining Stirling's written permission, because those disclosures are necessary to "[comply] with applicable [securities] laws or regulations." That is, Glenoit claims that the final (underscored) sentence of Section 8.7 confirms its right, free of any contractual restraint, to disclose whatever terms of the Agreement are legally required to consummate transactions in the course of its normal business -- including refinancing. Stirling further argues that the parties clearly contemplated such disclosures when they entered into the Agreement, and that any other interpretation would lead to absurd results.

          In response, Stirling argues that Section 8.7 unambiguously requires its prior approval of disclosure of any of the terms of the Agreement and that therefore it has the right to "veto" any transaction Glenoit undertakes that would require disclosure of the Agreement or its terms. Under Stirling's reading, the last sentence of Section 8.7 entitles Glenoit to make the otherwise contractually prohibited disclosures only in response to actions independently initiated by a governmental agency (such as a subpoena) that require such disclosures. Nor, according to Stirling, may Glenoit avail itself of that exception to the confidentiality requirement where (as here) it voluntarily creates the situation where the prohibited disclosures become legally required. To hold otherwise, Stirling says, would enable Glenoit to deny Stirling the very confidentiality right for which it specifically bargained.

                                       II.

          To prevail on its motion, Stirling must demonstrate that: (i) it has a colorable claim on the merits; (ii) it will suffer irreparable harm if relief is not granted; and (iii) the balance of hardships favors the moving party. Cottle v. Carr, Del. Ch., C.A. No. 9612, Allen, C. (Feb. 9, 1988), Mem. Op. at 5-7; Merrill, Lynch, Pierce, Fenner & Smith, Inc. v. Price, Del. Ch., C.A. No. 11097, Allen, C. (Sept. 13, 1989), Mem. Op. at 4-5.

          Regarding the merits, the Court is unable to conclude that the language of the last sentence of Section 8.7 is so clear that it prompts accepting either side's contract interpretation as a matter of law. In this particular context, the Court finds that language to be ambiguous. Nor, based on the limited extrinsic evidence submitted to date, is the Court able to conclude as a matter of law that the parties intended for Section
     8.7 to be interpreted as Glenoit advocates. Further proceedings based on a more developed record are needed to resolve that issue. Accordingly, the Court finds that Stirling has asserted at least a colorable (i.e., litigable) claim that Glenoit is contractually required to obtain Stirling's written permission before disclosing the terms of the Agreement in connection with the proposed bond offering.

          Respecting the element of irreparable harm, Stirling contends that disclosure of the terms of the Agreement will lead to the following consequences: 1) publicity in the foreign press that could lead to political (and possibly physical) attacks on the family of Stirling's principals, some of whom are foreign citizens; 2) the elimination of any possibility of settling certain pending litigation between foreign governmental authorities and Stirling's principals; and 3) loss of the contract right of confidentiality for which Stirling bargained, and for which it paid by accepting a lower sales price for its stock than it would otherwise have received had Glenoit been sold publicly to the highest bidder.

          The plaintiff's first claim of irreparable harm appears to be vague and speculative. Moreover, the claimed irreparable harm would be inflicted not upon Stirling, but upon its principals. The plaintiff's second claim raises the concern of whether this Court's processes are being used to interfere with a foreign government's efforts to acquire information material to the claims it is asserting against Stirling's principals. The third claim of irreparable harm, however, is clearly valid. This Court has found that Stirling has asserted a colorable claim of a contractual right to maintain the confidentiality of the terms of the Agreement. If that right it is ultimately validated, it would be irretrievably lost if the prohibited information were publicly disclosed, and that loss could not be adequately remedied by an award of damages. On that basis, Stirling has demonstrated that it would be irreparably harmed by the disclosure of the contractually prohibited information.


          Finally, in balancing the equities, the Court finds that any risk of harm to Glenoit from being temporarily restrained does not outweigh the risk of harm to Stirling were relief to be denied. The Court is informed that the current bond market is highly favorable for the private placement, and that if a temporary restraining order is granted, Glenoit will be forced to endure the risk that the market could change to its detriment. That risk, however, will be mitigated because (i) the Court intends to expedite the preliminary injunction proceeding, and (ii) the plaintiff is willing to post a bond to protect Glenoit against the risk of adverse fluctuations in the bond market. Other than that market risk, the defendants have shown no reason why a brief delay would jeopardize the consummation of the proposed bond transaction. Accordingly, the Court concludes that the equities favor granting the plaintiff's motion.
                                      * * *
          For the above reasons, the plaintiff's motion will be granted. Counsel shall confer and promptly submit an appropriate form of temporary restraining order, which shall be conditioned upon the plaintiff furnishing an appropriate bond. Should counsel be unable to agree on the amount of the bond, the parties shall promptly submit their respective positions to the Court. Counsel shall also confer promptly among themselves and with the Court to establish a discovery and briefing schedule, as well as a hearing date with respect to the plaintiff's application for further injunctive relief.


Dated:  FEBRUARY 12, 1997                              _________________________
                                                              Vice Chancellor

EXHIBIT 99.2

                  VERIFIED COMPLAINT FOR DECLARATORY JUDGEMENT
                              AND INJUNCITVE RELIEF

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY






QUADRANGLE OFFSHORE (CAYMAN) LLC                           )
and CERBERUS PARTNERS, L. P.,                              )
                                                           )
                                 Plaintiffs,               )
- against -                                                )
                                                           )
KENETECH CORPORATION,                                      )
                                                           )
                                 Defendant.                )



                       VERIFIED COMPLAINT FOR DECLARATORY
                         JUDGMENT AND INJUNCTIVE RELIEF

               Plaintiffs, Quadrangle Offshore (Cayman) LLC ("Quadrangle") and Cerberus Partners, L.P. ("Cerberus"), by their undersigned attorneys, as and for their complaint herein, allege, upon knowledge with respect to themselves and their own actions, and upon information and belief with respect to all other matters, as follows:

                              NATURE OF THE ACTION

               1. Plaintiffs are the beneficial owners of shares of the only outstanding class of preferred stock (the "Preferred Stock") of KENETECH Corporation ("Kenetech"). The terms of the Preferred Stock stipulate that if Kenetech is in voluntary or involuntary liquidation or dissolution, or is winding up its affairs, plaintiffs are entitled to receive a distribution of $1,025 per share (the "Liquidation Preference"), and any accrued and unpaid dividends with respect to those shares, out of the assets of the corporation available for distribution, before any distribution is made on Kenetech's common stock. Based on their current holdings, plaintiffs' (combined) Liquidation Preference amounts to approximately $16.5 million. A copy of the Rights and Limitations pursuant to which the Preferred Stock was issued (the "Certificate of Designations") is Exhibit A hereto.

               2. Kenetech is in liquidation. It has lost more than $350 million over the last three years. It has sold and continues to sell off its lines of business and other assets. It is not seeking new business. Its then-principal subsidiary filed for bankruptcy in 1996 and has been selling its assets under the supervision of the bankruptcy court. It has few revenue generating activities. This year, to repay creditors, Kenetech plans to dispose of its construction subsidiary and to sell its interest in its last remaining active project. Kenetech has announced that it (or its subsidiaries) will then likely file for bankruptcy protection.


               3. That Kenetech is in liquidation is confirmed by its Report on Form 10-K for the year ended December 31, 1997 as filed with the United States Securities and Exchange Commission on or about March 30, 1998 (the "Form 10-K"), a copy of which is Exhibit B hereto. The Form 10-K states:

               Certain lenders and other creditors are seeking repayment and/or restructuring of the amounts due them. The Company is unable to borrow money and is delaying all payments, except for essential services while it attempts to raise cash through additional asset sales.

               There can be no assurances that asset sales can be consummated or that substantial proceeds can be received. If the Company is unable to sell assets its liquidity will be further constrained. Management believes that such sales, even if consummated, will not generate sufficient proceeds to ultimately provide any return of invested capital to the holders of the Company's common stock and that proceeds received from asset sales will be used in operations or paid to creditors. Consequently, after, or as part of a sale of the Company's subsidiaries' interests in the Puerto Rico project (the only project in process), the Company believes that it is likely that it, or certain of its subsidiaries, will seek protection under the Federal Bankruptcy Code.

          Exhibit B at 15 (emphasis added).

          4. Because Kenetech is in liquidation, plaintiffs' right to the Liquidation Preference, which arises from their rights as preferred stockholders, has now fixed and attached, and it may not be eliminated, altered or otherwise adversely affected.

          5. The Certificate of Designations, however, provides that on May 14, 1998 the shares of Preferred Stock are to be converted into shares of Kenetech common stock. If given effect, this conversion would deprive plaintiffs of their vested right to the Liquidation Preference, because any funds available to satisfy the Liquidation Preference would instead be distributed to the owners of common stock.

               6. Accordingly, plaintiffs bring this action to, among other things, (a) obtain a declaration that Kenetech is in liquidation and that plaintiffs' right to receive the Liquidation Preference has fixed and attached, and to (b) enjoin the automatic conversion of the Preferred Stock into common stock.

                                   THE PARTIES

               7. Plaintiff Quadrangle is an investment fund incorporated in the Cayman Islands.

               8. Plaintiff Cerberus is an investment fund organized as a Delaware limited partnership.

               9. Defendant Kenetech is a Delaware corporation with its principal place of business in San Francisco, California. Kenetech is a holding company which, through its subsidiaries, formerly participated in various aspects of the electric power generation business.


                               FACTUAL BACKGROUND

                  A.       The Preferred Stock.

                    10. Plaintiffs own 803,000 Depositary Shares of Kenetech. Each Depositary Share represents a one-fiftieth interest in one share of Preferred Redeemable Increased Dividend Equity Securities, 8 1/4% PRIDES, Convertible Preferred Stock of
               Kenetech (the securities referred to herein as the Preferred Stock). Quadrangle owns 652,000 Depositary Shares and Cerberus owns 151,000 Depositary Shares. Thus, collectively, plaintiffs beneficially own 16,060 shares of Preferred Stock.

                    11. The Certificate of Designations pursuant to which Kenetech issued the Preferred Stock provides, in relevant part, that:

                    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation . . . the holders of outstanding shares of [Preferred Stock] are entitled to receive the sum of $1,012.50 per share [the Liquidation Preference], plus an amount equal to any accrued and unpaid Preferred Dividends thereon, out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock.

               Exhibit A at Section 9 (emphasis added).

                    12.  As  set  forth   below,   Kenetech  is   currently   in
               liquidation.

                    B. Kenetech Is In Liquidation.

                    13. In the last  three  years,  Kenetech  has lost more than
               $350 million. Its common stock, which traded at over $20 per share in early 1994, was delisted from the Nasdaq National Market in July 1996, and fell to 30 to 40 cents per share by late 1996. Kenetech's common stock is currently trading at about 5 cents per share. Exhibit B at 7.

                    14. In response to its losses; Kenetech has sold a significant portion of its assets, including at least one of its subsidiaries, various ongoing business projects, real estate holdings, and investments. Since 1995, it has not paid interest on its senior secured notes, and it has not paid dividends on the Preferred Stock. Its principal subsidiary filed for bankruptcy in 1996. Kenetech is no longer pursuing new business, and is in the process of selling its remaining assets. It intends to use the proceeds of these creditors and has announced that, after it sells it primary remaining asset, it (or its subsidiaries) will likely file for bankruptcy.

                    15. The fact that Kenetech no longer views itself as actively in business and is not proposing to continue its affairs is confirmed by Kenetech's description of its activities in the past tense. Thus, in the first two paragraphs of its Form 10-K, Kenetech describes itself as a "holding company which participated through its subsidiaries in the electric utility market . . ." and which "[h]istorically. . . developed, constructed, financed, sold and operated and managed independent power projects.

                    16. In May 1996, KENETECH Windpower, Inc. ("KWI"), a Kenetech subsidiary which manufactured wind turbines and designed and operated utility-scale wind powered electric power plants, filed for protection under Chapter 11 of the Federal Bankruptcy Code. Exhibit B at 2.

                    17. On information and belief, KWI was Kenetech's  principal subsidiary and the source of most of its revenues. Kenetech believes that after the KWI bankruptcy proceeding is completed, its ownership interest in KWI will not exist. Exhibit B at 2.


                    18. In 1996, Kenetech sold numerous assets,  including:  (1)
               its demand side management business,  (2) its wood-fuel business,
               (3) one of its manufacturing facilities, (4) several investments accounted for on the equity basis, (5) a subordinated note receivable, and (6) various fixed assets. Exhibit B at 11.

                    19. In 1996,  Kenetech  stopped  pursuing  all new  business projects (except for one energy joint venture in Puerto Rico). Exhibit B at 13. Kenetech did not pursue any new business in 1997. Exhibit B at 11.

                    20. In 1997, Kenetech sold (1) fixed assets, (2) some projects in the initial stages of development, and (3) its construction subsidiary's interest in the construction contracts for the Puerto Rico project. Exhibit B at 11.

                    21. By the end of 1997, Kenetech had "few revenue generating activities. . ." Exhibit B at 10.

                    22. In 1997,  Kenetech pre-paid its severance  obligation to its President and Chief Executive Officer, payable upon his involuntary termination, in the amount of $1,163,919. Exhibit B at 41, note (3).

                    23. Kenetech's plan for 1998 is to complete the disposal of its assets and to file for bankruptcy. Exhibit B at 15. Kenetech's construction subsidiary is completing its projects in progress, and, earlier this year, sold its two buildings. Exhibit B at 2. Kenetech "intends to dispose of its construction subsidiary in 1998." Exhibit B at 2 and 10.

                    24. The primary  remaining asset of Kenetech is a 50 percent interest held by one of its wholly-owned subsidiaries (KENETECH Energy Systems, Inc.) in a joint venture for an energy project under construction in Puerto Rico. As stated in the Form 10-K, Kenetech is now attempting to sell its interest in the project:

                    This is the only project the Company . . . has in process. The Company's wholly-owned development subsidiary intends to sell its interest in this project in 1998.

                    25. On information and belief, Kenetech recently retained an investment bank (Fieldstone Private Capital) to assist it in locating a buyer for its interest in the Puerto Rico project.

                    26. Kenetech's plan to sell its assets, distribute the sales proceeds, and then wind up its affairs is summarized and confirmed on page 15 of the Form 10-K:

                    Certain lenders and other creditors are seeking repayment and/or restructuring of the amounts due them. The Company is unable to borrow money and is delaying all payments, except for essential services while it attempts to raise cash through additional asset sales.

                    There can be no assurances that asset sales can be consummated or that substantial proceeds can be received. If the Company is unable to sell its assets its liquidity will be further constrained. Management believes that such sales, even if consummated, will not generate sufficient proceeds to ultimately provide any return of invested capital to the holders of the Company's common stock and that proceeds received from asset sales will be used in operations or paid to creditors. Consequently, after, or as part of a sale of the Company's subsidiaries' interests in the Puerto Rico project (the only project in process), the Company believes that it is likely that it, or certain of_ its subsidiaries, will seek protection under the Federal Bankruptcy Code.

          Exhibit B at 15 (emphasis added).

                  C.       The Conversion Provision of
                           The Certificate of Designations.

                    27. Because Kenetech is in liquidation, plaintiffs' contractual rights to their Liquidation Preference of $1,025 per share of Preferred Stock have now fixed and attached. Plaintiffs cannot be deprived of these rights, and the rights and attributes of the Preferred Stock cannot be eliminated, altered or otherwise adversely affected.

                    28. Plaintiffs' Liquidation Preference entitles them (assuming sufficient funds are available upon distribution) to a payment of approximately $16.5 million. Upon information and belief, after Kenetech completes its sale of assets and repays its creditors, funds will be available to satisfy all or part of the Liquidation Preference.

                    29. The Certificate of Designations,  however, also provides that on May 14,  1998  (the  "Conversion  Date"),  each  share of
               Preferred Stock is to be converted (the "Conversion") into (i) shares of Kenetech common stock, at a ratio of approximately 50 shares of common per share of Preferred, and (ii) the right to receive all accrued and unpaid dividends with respect to the Preferred, and that the shares of Preferred Stock shall then cease to be outstanding. Exhibit A at Section 3(a) (the "Conversion Provision").

                    30. Upon the  Conversion at the specified  conversion  rate,
               owners  of  Preferred  Stock  would  instead  own   approximately
               one-eighth of the common stock of Kenetech.

                    31. If the Conversion is given effect,  any funds  available
               to  satisfy  the   Liquidation   Preference   would   instead  be
               distributed to the owners of the common stock.

                    32. In December 1997, the Chief Executive Officer of Kenetech purchased 35% of the common stock of Kenetech then outstanding, for $1,000.

                                    COUNT ONE
                              (Declaratory Relief)
                              --------------------

                    33.   Plaintiffs   repeat  and   reallege   each  and  every
               allegations set forth above in paragraphs 1-32.

                    34. The Certificate of Designations  provides the beneficial owners of Preferred Stock the right to receive the Liquidation Preference in the event that Kenetech engages in a voluntary or involuntary liquidation.

                    35. Kenetech is in liquidation.

                    36. Plaintiffs are now thus entitled to receive the Liquidation Preference in any distribution to stockholders of assets of Kenetech before any distribution is made to holders of common stock.

                    37. Plaintiffs' rights to the Liquidation Preference have fixed and attached. Plaintiffs cannot be deprived of their rights, and the rights and attributes of the Preferred Stock cannot be eliminated, altered or otherwise adversely affected, including by virtue of the Conversion.

                    38. A conversion  of the  Preferred  Stock into common stock during a liquidation would be inconsistent with the essential and defining term of the contract establishing the Preferred Stock, as it would deprive Preferred Stock holders of the Liquidation Preference exactly when Kenetech is liquidating. The quintessential nature of a preferred stock is precisely that, should the company in fact fail, the preferred stock interest will hold a preferential position vis-a-vis the common stock interest. To convert preferred stock to common stock during a liquidation would eradicate the distinction between preferred and common stock just when it has its greatest significance, and would contravene the very nature of preferred stock.

                    39. Upon information and belief, there is a present controversy concerning the construction and application of the terms of the Certificate of Designations regarding the Liquidation Preference and the Conversion Provision.

                    40. Plaintiffs  therefore seek a declaration from this Court that:

                    a. Kenetech is in liquidation;

                    b. plaintiffs are now entitled to receive the Liquidation Preference in any distribution to stockholders of assets of Kenetech before any distribution is made to holders of common stock;

                    c. plaintiffs' rights to the Liquidation Preference have now fixed and attached;

                    d. the  Conversion  Provision does not operate to eliminate, alter or otherwise adversely affect plaintiffs' rights to receive the Liquidation Preference; and

                    e.  if  sufficient  funds  are  available,   plaintiffs  are
               entitled to receive the Liquidation Preference, notwithstanding the Conversion Provision.

                                    COUNT TWO
                       (Declaratory and Injunctive Relief)
                       -----------------------------------

                    41.   Plaintiffs   repeat  and   reallege   each  and  every
               allegations set forth above in paragraphs 1-40.

                    42. The Certificate of Designations  provides the beneficial owners of Preferred Stock the right to receive the Liquidation Preference in the event that Kenetech engages in a voluntary or involuntary liquidation.

                    43. Kenetech is in liquidation.

                    44. Plaintiffs are now thus entitled to receive the Liquidation Preference in any distribution to stockholders of assets of Kenetech before any distribution is made to holders of common stock.

                    45. Plaintiffs' rights to the Liquidation Preference have fixed and attached. Plaintiffs cannot be deprived of their right, and the rights and attributes of the Preferred cannot be eliminated, altered or otherwise adversely affected.

                    46. A conversion  of the  Preferred  Stock into common stock during a liquidation would be inconsistent with the essential and defining term of the contract establishing the Preferred Stock, and would contravene the very nature of preferred stock.

                    47. Upon information and belief, there is a present controversy concerning the construction and application of the terms of the Certificate of Designations regarding the Liquidation Preference and the Conversion Provision.

                    48. If the  Conversion is not enjoined,  plaintiffs  will be irreparably injured. Because Kenetech is now in liquidation and plaintiffs' rights to receive the Liquidation Preference have fixed and attached, plaintiffs cannot be deprived of those rights, and the rights and attributes of the Preferred Stock cannot be altered. However, if before the actual payment of the Liquidation Preference takes place, the Preferred Stock is considered to have been converted into common stock, plaintiffs are at risk, notwithstanding their vested rights, that they may be deemed to have permanently forfeited their rights to the Liquidation Preference. Were that to occur, plaintiffs would forever be divested of approximately seven-eighths of the value of their Liquidation Preference.

                    49. In addition,  if the  Conversion  is not  enjoined,  the conversion of the Preferred Stock and the issuance of several million shares of new Kenetech common stock will cause serious confusion and harm in the market. In the event that it is later determined herein that the Conversion was improper or that the common stock which resulted from the Conversion is entitled to the Liquidation Preference, the market will be unable to distinguish between shares of common stock with rights to the Liquidation Preference and those without such rights.

                    50. Plaintiffs have no adequate remedy at law.

                    51. Plaintiffs  therefore seek a declaration from this Court that:

                    a.   Kenetech is in liquidation;

                    b. plaintiffs' rights to the Liquidation Preference have now fixed and attached; and

                    c. the Conversion  would  improperly  deprive  plaintiffs of their rights.

                    52. Plaintiffs also seek injunctive relief:

                    a.   enjoining the Conversion;

                    b. enjoining Kenetech from reflecting on its records that the Preferred Stock is no longer outstanding;

                    c. enjoining Kenetech from accepting for surrender any certificate representing shares of Preferred Stock and from issuing any certificates representing shares of common stock in connection with the Conversion;

                    d. enjoining Kenetech from taking any other steps in connection with the Conversion; and

                    e. enjoining Kenetech from taking any other steps that eliminate, alter or otherwise adversely affect the rights of holders of Preferred Stock to receive the Liquidation Preference as and when assets of Kenetech are distributed to its stockholders.

          WHEREFORE, plaintiffs respectfully request that this Court enter judgment against the defendant, and all persons in active concert or participation with it, as follows:

               (A) On Count One,  declaring that (i) Kenetech is in liquidation;
          (ii) plaintiffs are now entitled to receive the Liquidation Preference in any distribution of assets of Kenetech before any distribution is made to holders of common stock; (iii) plaintiffs' rights to the
          Liquidation Preference have now fixed and attached; (iv) the Conversion Provision does not operate to eliminate, alter or otherwise adversely affect plaintiffs' rights to receive the Liquidation Preference; and (v) if sufficient funds are available, plaintiffs are entitled to receive the Liquidation Preference, notwithstanding the Conversion.

               (B) On Count Two,  declaring that (i) Kenetech is in liquidation;
          (ii) plaintiffs' rights to the Liquidation Preference have now fixed and attached; and (iii) the Conversion would improperly deprive plaintiffs of their rights; and enjoining (i) the Conversion; (ii) Kenetech from reflecting on its records that the Preferred Stock is no longer outstanding; (iii) Kenetech from accepting for surrender any certificate representing shares of Preferred Stock and from issuing any certificates representing shares of common stock in connection with Conversion; (iv) Kenetech from caking any other steps in connection with the Conversion; and (v) Kenetech from taking any other steps that eliminate, alter or otherwise adversely affect the rights of holders of Preferred Stock to receive the Liquidation Preference as and when assets of Kenetech are distributed to its stockholders.

               (C) awarding plaintiffs the costs and disbursements of this action, including attorneys' fees; and

               (D) granting plaintiffs such other and further relief as the Court deems just and proper.



                                                MORRIS, NICHOLS, ARSHT & TUNNELL


                                                   _____________________________
                                                                   Alan J. Stone
                                                                David J. Teklits
                                                        1201 North Market Street
                                                                   P.O. Box 1347
                                                           Wilmington, DE  19899
                                                                  (302) 658-9200
                                                        Attorneys for Plaintiffs